                                                                   EXHIBIT 10.25



LLC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, Virginia 22102
(703) 873-2000
Fax (703) 873-2100

September 24, 1999

Don Harris
Chief Executive Officer
Ubiquitel Holdings, Inc.
3 Bala Plaza, East
Suite 502
Bala Cynwyd, PA 19004

Dear Mr. Harris:

       This letter will confirm the agreement between Ubiquitel Holdings, Inc. ("Ubiquitel") and LCC International, Inc. ("LCC") with respect to Ubiquitel engagement of LLC to perform all radio frequency engineering, optimization, site acquisition, zoning, fixed network design, program management and ongoing support and maintenance services (for an initial period of 5 years) that may be necessary or required in connection with the design, deployment, and maintenance of Ubiquitel's wireless communications system in the Tahoe Region (approximately 80 sites), initially, and then in all subsequent Ubiquitel markets (the "Services").

       Ubiquitel hereby engages LCC to provide the following Services for the Tahoe Region:

       (a) RF DESIGN AND INITIAL OPTIMIZATION. These Services will consist of completing predesign meetings and market setup activities, a preliminary design, a final design, drive testing and initial optimization activities for approximately 80 sites (52 cells and 28 repeaters) in the Tahoe Region.

       (b) SITE ACQUISITION AND ZONING. These services will consist of preliminary research, site identification, lease acquisition and zoning services for approximately 80 sites in the Tahoe Region.

       (c) FIXED NETWORK DESIGN. These services all consist of a design with a single local exchange carrier ("LEC") per LATA, and a single inter exchange carrier ("IXC") providing leased line costs, one switch, and a single time period to be addressed

       (d) PROGRAM MANAGEMENT. These services will consist of providing overall scheduling, budgeting and management services with respect to the services described in (a), (b) and (c) above.

       (e) SUPPORT AND MAINTENANCE. These services will consist of providing the services of approximately six cell site technicians and one MSC technician for an initial period of five years, to provide ongoing operational support and maintenance services for the Tahoe Region.

       The Services for the Tahoe Region (as described in (a)-(c) above will be provided commencing on or about October 1, 1999 and continuing (i) for a period of approximately 14 months, with respect to the services described in
(a), (b), (a), and (d) above, and (ii) for an initial period of five years commencing on or about January 1, 2000, with respect to the Services described in (e) above, for the prices set forth in Exhibit A attached hereto. All payments of service fees, expense reimbursements, and other changes will be made in accordance with the payment terms described in Exhibit A, and within thirty (30) days after the date of LCC's invoice. All past due payments will, hear interest at a rate of 1.3% per month. All service fees and other payments are exclusive of any and all taxes, deductions, duties and similar charges, which will be invoiced to and paid by Ubiquitel. The prices set forth in Exhibit A shall be subject to annual adjustment by LCC, on or about each anniversary of the date of this agreement by an amount not exceeding the corresponding increase, for the same annual period, in the Consumer Price Index ("CPI"') for All Urban Consumers, as published by the Department of Labor, Bureau of Labor Statistics.

       LCC warrants that it will render the Services in accordance with generally accepted engineering standards and practices for the wireless communications industry. LCC's sole obligation under the foregoing warranty shall be to reperform any Services that do not meet this standard. This warranty is provided in lieu of, and LCC hereby expressly disclaims, all other warranties expressed or implied, including but not limited to any implied warranty of merchantability, implied warranty of fitness for a particular purpose, implied warranty of non-infringement and implied warranty arising out of the course of dealing custom, usage or trade. The warranties provided herein are the only warranties made by LCC, and will not be enlarged or diminished without LCC's prior written consent.

       In no event will LCC be liable in Ubiquitel or any other party for loss of profits, business, use or data or for any special, incidental, consequential or punitive damages of any kind or nature or for any reason including, without limitation the breach of this agreement or any termination hereof, whether asserted on the basis of contract, tort (including, without limitation, negligence or strict liability) or otherwise whether or not LCC has been advised 3f the possibility of such damages. In no event will the aggregate liability of LCC hereunder, except in the case of gross negligence or willful misconduct, exceed the total amount of fees paid to LCC hereunder.

       Ubiquitel hereby agrees to engage LCC to provide all of the Services that Ubiquitel, or any one or more of its affiliates (i.e. any person or entity that is controlled by, controls, or is under common control with Ubiquitel) may desire to procure from any third party in connection with the design, implementation, deployment or operation of wireless telecommunications systems in the United States. In the event Ubiquitel determines that it, or any affiliate thereof, may require such Services, Ubiquitel shall promptly notify LCC, end the parties will diligently negotiate, in good faith, a mutually acceptable scope of work and pricing terms. If after thirty (30) days the parties are unable to agree on such matters, after having used their best efforts to reach agreement, then Ubiquitel shall have the right to solicit competing offers from third parties, and LCC shall have a right of first referral to provide any and all such services on terms, and at prices, substantially equal to the best bonafide, written offer received by Ubiquitel to perform such services from vendor(s) of comparable or greater size and scope of activity as LCC. Ubiquitel shall provide LCC with a copy of each bonafide written offer received by Ubiquitel, with a written request for LCC to consider the same under this provision, and LCC shall have fourteen (14) days from its receipt of such request to exercise its right of first refusal. Notwithstanding anything herein to the contrary, the parties acknowledge that this provision shall not restrict Ubiquitel's ability to perform these tasks with its own employees.

       The term of this agreement shall commence as of the date hereof, and-continue an initial term of five (5) years, and shall thereafter be automatically renewed for one additional five (5) year renewal term, followed by additional and successive terms of one (1) year unless terminated by either party (a) at the conclusion of the initial term or any renewal term, upon written notice provided at least ninety (90) days prior to the conclusion of such initial or renewal terms, or (b) immediately upon written notice of termination, in the event of a material breach of this agreement by the other party that has not been cured within thirty (30) days after written notice of such breach (provided, however, that with the exception of any failure to pay sums when due, (i) such period shall be extended for a reasonable period so long as the non-breaching party commences and diligently pursues a cure, and
(ii) the termination shall be effective only with respect to the region or regions in which the breach occurred), (c) by Client or LCC, immediately upon written notice of termination to the other party, in the event the other party shall (a) make an assignment for the benefit of creditors; (I,) file a voluntary bankruptcy petition; (c) acquiesce to any involuntary bankruptcy petition; or (d) be adjudicated bankrupt.

       During the term of this Agreement and for a period of one (1) year thereafter, Ubiquitel covenants neither and agrees that neither it nor any of its affiliates or such parties respective directors, officers, agents, subsidiaries, successors or assigns shall, directly, indirectly or in concert with any other person, solicit the services or employment of, or employ any employee (including any person that was employed by LCC at anytime during the six month period immediately prior to such solicitation or employment) of LCC.

       This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns. Ubiquitel may not assign or transfer any or all of its rights or obligations hereunder without the prior written consent of LCC which shall not be unreasonably withheld.
Any attempted assignment or transfer which is made in violation of this paragraph Section 8.1 shall be null and void and shall be deemed a material breach of this Agreement.

       The obligations hereunder of each party (except for the payment of any monies or invoices) shall be suspended while and to the extent that such party is prevented from complying herewith in whole or in part by any event beyond the reasonable control of such), which for purposes of this Agreement shall include, without limitation, acts of God, earthquakes, unavoidable accidents, laws, rules, regulations or orders of government authorities, acts of war (declared or not), hostilities, blockades, civil disturbances, embargoes, strikes or any other similar event or cause. If any event described in the preceding sentence should result in the suspension of either party's performance of its obligations hereunder, such party shall give written notice of such suspension to the other party, specifying in reasonable detail the nature of the event causing such suspension.

       This Agreement (together with the Exhibits hereto) constitutes the entire agreement between LCC and Ubiquitel regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and communications between LCC and Ubiquitel regarding the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. Neither this Agreement nor any Exhibit hereto may be modified or amended except by a written instrument executed by both LCC and Ubiquitel.

       Notwithstanding anything herein to the contrary, all right, title and Interest In and to any and all software, methodologies, inventions, discoveries) techniques, computer programs, algorithms, databases and documentation used, developed or conceived by LCC in the performance of the Services shall be and remain the exclusive property of LCC; provided, however, that all tangible reports, designs and/or drawings that are delivered to Ubiquitel hereunder shall be the property of Ubiquitel.

       No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.

       This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law.

       In the event it is necessary for either party to take any legal action to enforce any of the terms, provisions or conditions of this Agreement, the prevailing party will be entitled to recover from the other party all reasonable attorneys' fees and all costs and expenses relating to such legal action.

Sincerely



Donald R. Rose

Senior VP, Sales and Marketing and the Americas
LCC International, Inc.

AGREED TO AND ACCEPTED

Ubiquitel Holdings, Inc.


By:
   -----------------------------
Don Harris
Chief Executive Officer

                                     EXHIBIT A

                             Pricing and Payment Terms

I.     RF ENGINEERING AND INITIAL OPTIMIZATION.

       RF Engineering Design, Initial Optimization, and Drive Testing services will be billed and paid for on a time and materials basis at the following rates for the following titles:

                  Title                 Hourly Charge
                  -----                 -------------

                  Senior Principal        $137.00
                  Engineer
                  Principal Engineer       125.00
                  Senior Engineer          110.00
                  Design Engineer           90.00
                  Associate Engineer        80.00
                  Technical Assistant       60.00


       plus, reimbursement of all out-of-pocket expenses incurred by LCC in performance of the services including, without limitation: (a) travel, lodging, temporary housing, per clients for meals and incidentals (at $30.00 per person, per day), rental cars (1 per person), trips home for personnel (once per month at coach rate), office space, rented furniture, utilities and telecommunications, each of which will be invoiced to and paid by Ubiquitel at cost plus 10%, and (b) the cost of temporary cranes, trucks and associated rigging, airspace safety analysis, FAA form filing and opinion letters, each of which will be billed at cost.

       provided, however, that the combined hourly charges (excluding expenses) for RF Engineering Design, Initial Optimization, and Drive Test services shall not exceed $16,500 per site. This not to exceed price assumes approximately 80 sites (52 sells and 28 repeaters), and includes all labor to perform the RF design process (except third party services) for three candidate site evaluations per search area ring. For each additional evaluation over 3, the not to exceed price will be increased by $1,200. This not to exceed price does not include AM tower detuning analysis, and interference analysis to/from nearby or co-located systems.

       All charges (hourly fees, reimbursable expenses, etc.) will be billed on a monthly basis as incurred.

II.    SITE ACQUISITION AND ZONING.

       Site Acquisition and Zoning services will be billed and paid for on a time and materials basis at the following rates for The following titles:

                  Title                       Hourly Charge
                  -----                       -------------

                  Program Manager               $125.00
                  Site Acquisition/Zoning        100.00
                  Manager
                  Site Acquisition/Zoning         80.00
                  Specialist
                  Project Coordinator             60.00


       plus, reimbursement of all out-of-pocket expenses incurred by LCC in performance of the services including, without limitation: (a) travel, lodging, temporary housing, per diems for meals and incidentals (at $30.00 per person, per day), rental cars (1 per person), trips home for personnel (once per month at coach rate), office space, rented furniture, utilities and telecommunications, each of which will be invoiced to and paid by Ubiquitel at cost plus 10%, and (b) the cost of governmental fees (application fees, filing fees, permitting fees, etc.), fees for third party experts, public relations, witnesses, and similar expenses (e.g., zoning experts, attorneys, etc.), title search costs, zoning, tax, USGS maps, plot plans and ordinances, environmental compliance assessment, reports, or geotechnical services, A&E design and construction documents as required as leasing and zoning-exhibits, each of which will be billed at cost plus 10%.

       provided, however, that the combined hourly charges (excluding expenses) for Site Acquisition and Zoning Services shall not exceed $15,873 per site. This not to exceed price assumes approximately 80 sites (52 cells and 28 repeaters), and includes all labor to perform the site acquisition and zoning process (except for third party services and with only 60 hours of zoning/permitting included) for three candidate site evaluations per search ring. In the event a search ring is re-issued, re-designed or the 3 candidates prove unsuitable (in which case the search ring will be treated as having been re-issued), the search ring will be treated as a new site.

       All charges (hourly fees, reimbursable expenses, etc.) will be billed on a monthly basis as incurred.

III.   FIXED NETWORK DESIGN.

       Fixed Network Design        $100,000

       This price assumes approximately 80 sites (as above) one LEC, and one IXC, and includes all labor to perform the fixed network design for the Tahoe Region. If the number of sites exceeds 80, then an additional charge of $1,200 per candidate site will be billed.

       This price excludes each of the items described in Section I(a) and
(e) above, which will be billed at cost, plus 10%.

       The price for the Fixed Network Design will be billed (a) 20% upon commencement of services, (b) 40% at four months following commencement of services, and (c) 40% upon completion of the Final Fixed Network Design. Reimbursable expenses will be billed on a monthly basis as incurred.

IV.    PROGRAM MANAGEMENT.

       Program Management          $10,000 per month

       This price assumes approximately 80 sites (as above), and includes all labor to perform program management services for the Tahoe Region.

       This price excludes each of the items in Sections I (a) and (e) above, which will be billed at cost plus 10%.

       The price for program management services will be billed monthly, in advance. Reimbursable expenses will be billed monthly as incurred.

                              LCC INTERNATIONAL, INC.
                               7925 Jones Beach Drive
                               McLean, Virginia 22102




May  8, 2000


Mr. Dean Russell
Chief Operating Officer
UbiquiTel Operating Company
1 Bala Plaza, East
Suite 502
Bala Cynwyd, PA 19004

Dear Mr. Russell:

       We are pleased to have had the opportunity to work with your
organization over the last few months on the Tahoe region project.   Your
staff has proven to be both expert and professional.   In connection with
UbiquiTel's expansion into Northern California/Eureka, Spokane, Logan, Boise/Twin Falls/Pocatello, Southern Utah/Nevada, and Indiana/Kentucky/Evansville markets, (the "Additional Markets"), and LCC's provision of services for the Additional Markets on a fixed price basis, I am providing the attached Scope of Work (Exhibit A), Pricing and Payment (Exhibit
B) and Additional Terms and Conditions (Exhibit C). It is intended that the attachments apply to the Additional Markets only. LCC's provision of the services shall also be governed by the following terms of that certain letter agreement, dated September 24, 1999, between the parties, each of which are incorporated herein by reference: paragraphs 4 (warranty), 5 (limit of liability), 7 (term), 8 (non-solicitation), and the miscellaneous provisions in paragraphs 9, 10, 11, 12, 13 and 14 thereof. This letter, the attached Exhibits, and the foregoing provisions of the letter agreement, are referred to as the "Agreement".
       If the Scope of Work, Price and Payment and Terms and Conditions are acceptable to you, please acknowledge UbiquiTel's agreement to engage LCC to perform the selected services described in Exhibit A, at the prices set forth in Exhibit B, subject to the terms of the Agreement. Again, we look forward to this opportunity to continue our beneficial relationship with UbiquiTel.


Sincerely,



Peter Deliso
Vice President, General Counsel

Acknowledged and Agreed this 8th day of May, 2000:


UbiquiTel Operating Company


By:
      ----------------------------
      Dean Russell
      Chief Operating Officer

                                     EXHIBIT A

                                   SCOPE OF WORK


1.0    GENERAL

     LCC may perform program management, RF engineering, fixed network engineering, site acquisition, zoning regulatory compliance, site design management and permitting as described herein and such other services in support of the design, implementation, deployment or operation of wireless telecommunications networks as mutually agreed when authorized by a duly executed Work Authorization (the "Services"). The form of the Work Authorization is attached hereto as Attachment 1.

     In a Work Authorization for a particular market, UbiquiTel will request the performance of certain Services. The scope of work for each Service includes references to other Services to clearly define what the obligations of UbiquiTel or a third party are in the event UbiquiTel or a third party performs any Service. UbiquiTel agrees and acknowledges that LCC's timely performance and completion of the Services are dependent on the timely and effective completion of the obligations of UbiquiTel's or any of its affiliates, representatives, contractors, or agents including, but not limited to, Sprint PCS, Lucent Technologies and SpectraSite Holdings, timely delivery of all relevant information necessary to perform the Services and the timely decisions and approvals by UbiquiTel. A list of UbiquiTel's obligations (or those of its other third-party contractors, representatives or agents) and required decisions and approvals of UbiquiTel, which shall not be unreasonably withheld, of UbiquiTel is set forth in the UbiquiTel's Responsibilities list attached hereto as Attachment 2. LCC agrees and acknowledges that certain of UbiquiTel's obligations are dependent on LCC's timely performance of its obligations.

     UbiquiTel may request, for certain specific sites within a market on a site-by-site basis, performance of only a portion of the Services otherwise specified in the respective Work Authorization. UbiquiTel shall designate in writing the sites for which only a portion of the Services shall be provided and shall specify which Services shall be performed for which sites (referred to herein as a "Partial-Service Site").

     UbiquiTel shall provide adequate project workspace and equipment located in reasonable proximity to the work to be performed under each Work Authorization. Such workspace shall be sufficient size as to accommodate LCC's staff and the staff of the A&E Consultant (as such term is defined in Section 6.0).

     Unless otherwise indicated by the context any reference to "site" herein shall mean a cellsite or a base transceiver station ("BTS") site.

1.1.   Out-of-Scope Services

       Any service provided to UbiquiTel by LCC that is not specifically set forth as an obligation of LCC in this Scope of Work shall be deemed an out of scope service, including, but not limited to, the following (an "Out-of-Scope Service"):

       1.     Negotiation of Master Leases.

       2.     Identification of more than (3) qualified candidates per Search
              Ring.

       3. At UbiquiTel's request, Services provided in Section 5.1 and 5.2 prior to the issuance of a Search Ring.

       4.     Services performed for Partial Service Sites

       5. Any services involving review, evaluation, or design which cannot be completed by reviewing existing as-built drawings and documents, including but not limited to any services connected with on-site structure audit, inspection, tower climbing, or field investigations of existing towers.

       6. Any services involving review or evaluation by the A&E Consultant (as defined in Section 5.0) of the localized structural elements supporting antennas, waveguide and radio equipment.

       7. Any services requested by UbiquiTel provided in connection with re-negotiation or revisions to executed leases or to Executable Leases (as defined in Section 6.0 or the continuation of negotiations of a non Executable Lease.

       8. Any zoning services provided in connection with more than three public meetings or hearings for the application, per site, in order to achieve a final zoning determination.

       9. Any services provided in connection with any third-party subject matter expert consulting required by the local zoning authority as a part of the zoning application process.

       10. Delays in Services performed by LCC due to the untimely delivery or performance of the responsibilities or obligations of UbiquiTel, its employees, affiliates, representatives, agents or contractors.

2.0    PROGRAM MANAGEMENT (PM) SERVICES

       Upon authorization by Work Authorization LCC shall provide Project Management services as follows:

2.1    OVERALL PROGRAM AND PROJECT MANAGEMENT

       2.1.1 LCC shall oversee and manage the coordination and delivery of the following Services to UbiquiTel, as these Services are defined in the Agreement, regardless of who performs such Services:

              (a)    Fixed Network Engineering

              (b)    RF Engineering

              (c)    Site Identification, Qualification, Acquisition including:

                     Master Lease/Co-Location Opportunity Identification

                     Preliminary Zoning Investigation and Analysis

                     Candidate Site Identification, Qualification and Selection

                     Site Leasing

                     Zoning and Land Use Approvals

                     FAA/FCC Antenna Structure Registration Compliance

                     AM Tower Compliance

                     NEPA Land Use Compliance and RF Exposure Analysis

              (d)    Site Civil Design and Building Permit Processing

              (e)    Site Closeout and Turnover

              (f)    Other Services

                     Such other services which may be requested by UbiquiTel on a case-by-case basis and mutually agreed upon by the parties.

              In no event does LCC's obligation to perform Program Management Services impose any obligation or responsibility on LCC to perform any Services for which it is not authorized by the Work Authorization.

       2.1.2 LCC shall deliver, in a form and at times mutually acceptable to LCC and UbiquiTel, progress reports for the Services described within each Work Authorization. Such reports shall provide information as to the status of the project, any action or consents required by UbiquiTel, and shall include the status of the Master Schedule (as defined below).

       2.1.3 LCC shall cooperate with UbiquiTel in its overall management of the project. LCC's assistance and support shall be limited to overall coordination with UbiquiTel's other representatives or sub-contractors, input of relevant data into LCC's project management and reporting systems and tracking of completion dates for completed key activities as described in more detail in
              SECTION 2.2 (Scheduling).

       2.1.4 Upon UbiquiTel's request, subject to any confidentiality restrictions, LCC shall provide copies of LCC's approved scope of work for the project, the Master Schedule (as described below) and any other item UbiquiTel may request in its reasonable discretion to third parties and to UbiquiTel's designated representatives.

2.2    SCHEDULING

       2.2.1 For each Work Authorization, LCC shall prepare, subject to UbiquiTel's reasonable approval, a schedule (the "Master Schedule") which shall set forth Key Milestone dates to be mutually agreed upon by UbiquiTel and LCC prior to the commencement of work.

       2.2.2 LCC shall use commercially reasonable efforts to meet Key Milestone dates set forth in the Master Schedule.

       2.2.3 LCC shall track all open items and outstanding items and shall monitor and maintain updated forecast dates and completions dates for all Key Milestone dates on a site-by-site basis. LCC shall make such status reports available to UbiquiTel.

       2.2.4 LCC shall meet with UbiquiTel, at mutually agreeable times and places, to compare the progress of completion of the Services to Key Milestone dates in the Master Schedule.

       Either party may propose an amendment to the Master Schedule. The Master Schedule shall be amended when both parties approve an amendment to the Master Schedule with revised forecast dates. Such approval shall be given in the parties reasonable discretion.

2.3    PROGRAM MANAGEMENT DELIVERABLES

       2.3.1  The Master Schedule.
       2.3.2  Status Reports, as described in SECTIONS 2.1.2 AND 2.2.3.

3.0    FIXED NETWORK ENGINEERING (FNE) SERVICES

       Upon the approval of a Work Authorization, LCC shall perform Fixed Network Engineering services as follows:

3.1    MOBILE SWITCHING CENTER (MSC) LOCATION ANALYSIS AND CONFIGURATION

       3.1.1 LCC shall perform MSC location analysis in accordance with specifications set forth in the Work Authorization. LCC will review the different options for the MSC location, analyze appropriate locations, rank the selections, and provide a recommendation for the MSC location.

       3.1.2 UbiquiTel shall provide LCC information on subscriber patterns and shall combine subscriber patterns with the network vendor equipment specifications to provide final configuration parameters for the MSC VLR (Visitor Location Register) and HLR (Home Location Center).

3.2    BACKHAUL AND INTERCONNECTION DESIGN AND DIMENSIONING

       3.2.1 LCC shall compare leased line and microwave solutions for the UbiquiTel network and assist UbiquiTel in selecting and maintaining leased lines where required in the network. Utilizing published tariffs and estimated costs of deploying microwave equipment, LCC shall perform a "least cost interconnection study" and shall deliver a report of its the recommendations to UbiquiTel.

       3.2.2 LCC shall design a network topology providing interconnection between cellsites and MSCs based on the results of the least cost interconnection study. Upon completion of this activity, LCC shall deliver a cellsite to MSC interconnection design plan. This plan shall include the quantity of microwave links or T1s that will be required to provide the necessary capacity between the cellsite(s) and the MSC. LCC shall be responsible for management of the procurement process of microwave/T1.

       3.2.3 LCC shall evaluate, select and negotiate with various LEC/CAP to be the lease line provider in a master service agreement between UbiquiTel and the lease line provider for all backhaul and interconnection requirements. LCC shall process order, track and provide acceptance for each leased line.

       3.2.4 LCC shall perform an analysis of the MSC to PSTN/PLMN interconnection requirements. Upon completion of this activity, LCC shall provide an MSC to PSTN/PLMN interconnection design plan. This plan shall include the quantity of trunks that will be required to provide the necessary capacity between the MSC and the PSTN/PLMN, which includes 800 and 911 traffic. LCC shall be responsible for the procurement process of all trunks.

       3.2.5 If required in LCC's discretion, as determined by the availability of T1s and the results of the least cost interconnection study, LCC shall prepare a microwave network design. The following tasks will be performed:

                     (a)  Path Profiles and Analysis
                     (b)  Frequency Band Feasibility Study
                     (c)  Site Surveys and Path Evaluation Report
                     (d)  Development of the RFQ for the Microwave System
                     (e)  Microwave Vendor Selection and Assessment


       NOTE: ADDITIONAL ENGINEERING RESOURCES REQUIRED FOR THE MICROWAVE LINKS IMPLEMENTATION PROCESS THAT WILL INCLUDING COORDINATION, INSTALLATION AND ACCEPTANCE TEST. LCC AND UBIQUITEL BASING ON FINAL MICROWAVE NETWORK DESIGN TOPOLOGY SHALL MUTUALLY AGREE THE ADDITIONAL SCOPE OF WORK.


3.3    CELLSITE COMMISSIONING AND INTEGRATION

       3.3.1 LCC shall provide cellsite commissioning & integration services. The specific tasks to be performed are as follows:

                     (a)  Prepare the connectivity plan for the cluster of
                          cellsites to be interconnected to the MSC
                     (b)  Prepare the BTS parameters for commissioning and
                          integration with the MSC through T1s or microwaves
                     (c) Prepare T1 timeslots allocation table for interconnections to the MSC for voice and signaling.
                     (d)  Commission and integrate cellsites into the network

3.4    SWITCH NETWORK DESIGN, ENGINEERING AND COORDINATION

       3.4.1 LCC shall design and coordinate the switch network engineering activities for implementation, commissioning and acceptance. This includes managing and coordinating the "Change Control Process" that initiates, requests, responds to or implements a change in fixed network elements based on new requirements, additions or upgrades to the original scope of work as mutually agreed by UbiquiTel and the party providing the Service.

       3.4.2 LCC shall coordinate with vendors on technical and engineering issues, which includes:
                     (a) Participate in switch procurement process and prepare customer switch questionnaire to ensure the correctness and accuracy of the switch network configuration

                     (b) Dimension and order the DACS, DSX, GPS/BITS, Access60 Telco system, IWF and ICOS equipment.
                     (c) Coordinate the inputs and prepare the ODD 5E switch translation questionnaires
                     (d) Coordinate the inputs and prepare the ODA ECP switch translation questionnaires
                     (e) Ensure the correctness and accuracy of switch network equipment capability and functionality based on UbiquiTel's network plan and market needs
                     (f) Verify switch equipment specifications and performances

       3.4.3 LCC shall manage and monitor the implementation of the switching network infrastructure to include:

                     a) Negotiate with the LEC/CAP providers to obtain CFA and POI for the interconnection to with landline
                     b) Plan, prepare and coordinate all facility and equipment assignments between the switch an transport network components, which includes the DACS translation activities
                     c) Install, commission and help integrate the following equipment
                          -    ICOS system
                          -    Access60 system
                          -    IWF system
                          -    GPS and BITS system

                    (d) Assist with switch dialing plan that includes preparation for the Telephone Number Administration
                          (TNA) checklist and coordinate the CLLI Code
                          Assignment.

       3.4.4 LCC shall coordinate with the local PSTN/PLMN on inter-network integration and acceptance testing activities.

       3.4.5 LCC shall participate in system commissioning and acceptance testing as follows:

                     (a) Monitor vendor commissioning tests, Sprint network integration tests, and Sprint network audit tests
                     (b) Coordinate UbiquiTel and commissioning acceptance tests
                     (c)  Participate with OPAC testing
                     (d)  Compile a "Punch List" of defects

       3.5    FIXED NETWORK ENGINEERING DELIVERABLES

       3.5.1  MOBILE SWITCHING CENTER (MSC) LOCATION AND CONFIGURATION

              3.5.1.1   MSC LOCATION RECOMMENDATIONS
              3.5.1.2   Initial switch configuration


       3.5.2  BACKHAUL AND INTERCONNECTION DESIGN AND DIMENSIONING

              3.5.2.1   Least Cost Interconnection Study
              3.5.2.2   Cellsite to MSC Interconnection Design Plan
              3.5.2.3   MSC to PSTN/PLMN Interconnection Design Plan
              3.5.2.3   Microwave Network Design, if required

       3.5.3  CELLSITE COMMISSIONING AND INTEGRATION

              3.5.3.1   Connectivity Plan for Cellsites to the MSC
              3.5.3.2   BTS Parameters List
              3.5.3.3   BTS Commissioning & Integration Plan

       3.5.4  SWITCHING NETWORK IMPLEMENTATION MANAGEMENT AND COORDINATION

              3.5.4.1   Switch Network Design questionnaires
              3.5.4.2   Customer engineering questionnaires
              3.5.4.3   CFA design document
              3.5.4.4   ODD design document (switch translation table)
              3.5.4.5   ODA design document (Executive Control Processor)
              3.5.4.6   TNA checklist
              3.5.4.7   Transport facilities design document,
              3.5.4.8 Configuration and procumbent spec for ICOS, Access 60 systems.
              3.5.4.9 Compile all vendors' commissioning and acceptance document

Note: All deliverables will be documented for future references

4.0    RF ENGINEERING (RF) SERVICES

       Upon the approval of a Work Authorization, LCC shall provide RF Engineering services as follows. In the performance of such Services, LCC will use the design guidelines set forth in the Sprint PCS "RF Design Guidelines Rev. 9.0".

4.1    RF DESIGN OF THE MARKET

       4.1.1 LCC shall prepare the databases required for each of the market designs. The databases will be developed from LCC's existing databases for the United States as well as from data obtained through third-party sources and will include terrain and demographics. If LCC's standard antenna database does not include UbiquiTel desired antennas, then LCC will obtain digitized patterns from third party vendors and have them added to the database.

       4.1.2 UbiquiTel shall provide coverage objectives to LCC in the form of a map with coverage regions and service requirements indicated. The coverage objectives will define the area in which the network will be installed and the type of service required in each area.

       4.1.3 LCC shall incorporate the results of any preliminary zoning analysis into the design.

       4.1.4 Any Master Lease Opportunity identified or other preferred site locations which are provided will be considered in the design process.

       4.1.5 LCC shall license a propagation tool. The propagation tool and the associated databases will be copied to local networks at the UbiquiTel-provided project offices by LCC staff.

       4.1.6 During the project, LCC shall test sites in each service area (network) to characterize environmental distinctions such as dense urban, urban, suburban, and rural. The drive test data will be post-processed to determine environment specific correction factors to the general propagation prediction model being used in the design.

       4.1.7 LCC shall prepare the preliminary design using the mutually agreed design goals and objectives. Preference will be given to sites preferred by UbiquiTel, its partners, affiliates, and any master site agreements in place. Buildings and other existing structures will be given preference over undeveloped land.

       4.1.8 LCC shall perform the following engineering analyses to finalize the design for UbiquiTel approval:

                              -  (a)  Forward Path Ec/Io.
                              -  (b)  Coverage Analysis
                              -  (c)  Regions in soft handoff by type.
                              -  (d)  Required mobile Tx power on reverse path.

       4.1.9 UbiquiTel shall supply LCC with projections of subscriber count, subscriber usage, and blocking criteria if not included in the Rev. 9.0 document.

       4.1.10 LCC shall prepare search area maps (also referred to as "Search Rings"), based upon the preliminary design, that identify desired locations of all sites within the market. UbiquiTel shall approve in writing the release of the search area map to Site Acquisition for site identification and qualification. LCC shall modify the design as needed to reflect actual field conditions of the selected candidate sites.

4.2    SYSTEM DEPLOYMENT

       4.2.1 LCC shall rank candidate sites and validate that the site is acceptable for the design according to the information provided by Site Acquisition.

       4.2.2 When necessary in LCC's judgment, LCC shall perform a drive test of the Primary Site Candidate (as defined in SECTION 5.3.6) using an Ericsson RSAT-2000 scanning receiver. LCC will prepare the drive test routes, set up the test transmitter, drive the test route, collect the test data, and remove the test transmitter at the conclusion of the test. After the test data is collected, LCC will perform measurement integration to compare the received signal strengths predicted by the propagation tool with the collected data values. A correction factor for the site will be determined for the propagation tool.

       4.2.3 At the conclusion of the candidate site evaluation and drive testing, if no candidate sites within a given search area are acceptable, then a redesign of a portion of the network will be required and pricing will be adjusted in accordance with Price and Payment provisions. Redesigns will be subject to UbiquiTel's reasonable approval. LCC and UbiquiTel will agree to a new Delivery Milestone Deadline Date for the redesigned sites.

       4.2.4 LCC shall support UbiquiTel in defending the final selected sites before regulatory bodies. The preparation for these hearings may include the creation of plots and short reports (1-2 pages long). An LCC engineer will attend the hearing to discuss the technical issues associated with the site. Approval by a regulatory board is not guaranteed by the attendance of the LCC engineer.

       4.2.5  Microwave relocation shall be performed by UbiquiTel.

       4.2.6 The final design site may be co-located with other RF facilities, in which case, LCC shall perform isolation and intermodulation studies to determine the best placement for the UbiquiTel equipment so that it will not interfere with, or receive interference from, the co-located RF facilities.

       4.2.7 LCC shall utilize a planning tool, along with the results of the site drive tests to provide a final RF site configuration.

       4.2.8 LCC engineers shall review site drawings and approve those drawings that meet design and co-site interference requirements. The drawings to be reviewed include lease drawings, building permit drawings, zoning drawings, and final Construction Drawings (as defined in SECTION 6.1.6).

       4.2.9 LCC shall perform a final site visit to verify that the installation was performed in accordance with the final approved drawings. The items to be verified will be antenna radiation center, orientation, cable type and length, connectors, co-located antennas, and other relevant RF issues.

4.3    PRIOR COORDINATION NOTICE (PCN)

       For each site to be constructed, LCC shall provide a completed Prior Coordination Request Form, the form and content of which shall be mutually agreed upon prior to commencement of work, containing relevant engineering site data to Sprint PCS's designated Regulatory Compliance representative for prior coordination, analysis and notification to microwave incumbents prior to activation of a PCS site. LCC shall submit the PCN Request Form with this information no later than forty-five (45) days prior to the on-air date for the market or site.

4.4    FCC NEPA RF EXPOSURE COMPLIANCE

       In accordance with the requirements of the National Environmental Policy Act of 1969 ("NEPA") contained in Title 47 CFR Section 1 - Subpart I and any other environmental procedures of UbiquiTel or its affiliates including Sprint PCS, LCC shall provide NEPA RF Exposure Compliance services in accordance with Title 47 CFR Section 1.1307(b) (referred to herein as "NEPA RF Exposure Requirements") as follows:

       4.4.1 LCC shall prepare an analysis, using modeling software acceptable to Sprint PCS, to determine if the RF exposure levels are in compliance with NEPA RF Exposure Requirements.

       4.4.2 LCC shall collect field measurements of a site's RF exposure levels when the software analysis, using conservative assumptions of antenna data, does not determine that the RF exposure level is in compliance and the actual antenna data cannot be obtained; or when other regulatory requirements, such as zoning, necessitate the collection of field measurements.

       4.4.3 For each site, LCC shall prepare the Sprint PCS NEPA RF Exposure Checklist form, the form of which shall be provided by UbiquiTel. Required mitigation techniques for compliance shall be ascertained from the NEPA RF Exposure Checklist form.

       4.4.4 LCC shall inform UbiquiTel's construction contractor of any required mitigation measures.


4.5    OPTIMIZATION OF THE NETWORK FOR COMMERCIAL LAUNCH

       4.5.1 LCC shall prepare cell dependent measurement drive routes and perform sector testing, using the RSAT, to ensure correct power setting of the site, proper antenna orientation and correct PN assignment.

       4.5.2 LCC shall perform optimization of clusters consisting of 12 to 19 sites each. During the cluster optimization, LCC shall check hand off, potential interference and forward and reverse link quality.

       4.5.3 LCC shall perform system optimization testing to check overall system performance. Several tests will be performed to collect data and ensure that forward and reverse links quality is maintained, proper hand-offs location and potential interference is reduced.

       4.5.4 LCC will perform optimization services in accordance with generally accepted practices. LCC and UbiquiTel will mutually agree on the criteria for optimization and will mutually agree, prior to the commencement of optimization services, to define the following: Dropped calls, FER, EC/LO and RSSI based in actual drive test data.

4.6    RF ENGINEERING SERVICES DELIVERABLES

     The following deliverables will be provided in the RF Site Package to be delivered at the completion of the project:

       4.6.1  Search Area Map
       4.6.2  Candidate Evaluation Form
       4.6.3  Caravan Visit Form and Final Configuration Form
       4.6.4  Drive Test Data Evaluation Form
       4.6.5  Prior Coordination Notice Request Form
       4.6.6  NEPA RF Exposure Checklist
       4.6.7 Optimization Data Package to include: (1) Ec/Io Plots, (2) FER Plots, (3) Dropped Call Plots, (4) Mobile Received Power, and (5) Mobile Transmit Power
       4.6.8  Format C on or before the 20th day of each month for each market
       4.6.9  RF or system overlays as needed to provide to Sprint

       5.0 SITE ACQUISITION (SA), ZONING (Z) AND REGULATORY COMPLIANCE (RC) SERVICES

       Upon approval of a Work Authorization, LCC shall provide Site Acquisition, Zoning and Regulatory Compliance Services as follows:

5.1    MASTER LEASE/CO-LOCATION OPPORTUNITY IDENTIFICATION

       5.1.1 Upon the issuance of a Search Ring, LCC shall conduct an initial investigation to identify and qualify potential new master lease and co-location site opportunities (referred to herein as "Master Lease Opportunities") that meet UbiquiTel approved site criteria, which criteria shall include, but not be limited to, equipment specifications, overall lease premise area, clearance and other configuration information, site operational restrictions and any information that would have an impact on leasing (the "Approved Site Criteria").

       5.1.2 Based on the initial investigation above, LCC shall conduct a preliminary evaluation of each Master Lease Opportunity site for consistency with Approved Site Criteria, engineering design suitability, and UbiquiTel's business and financial requirements ("Site Financial Requirements"). The objective of the preliminary evaluation shall be to determine:

                     (a) That the site can likely be leased under a Master Lease Opportunity agreement with acceptable terms and conditions.

                     (b) That zoning or other regulatory land use approvals and permits may be obtained under acceptable terms and conditions.

                     (c) That the intended construction and installation can be feasibly accomplished under acceptable terms, conditions and cost parameters.

                     (d) That the site will accommodate the equipment contemplated for the site.

              Based upon this evaluation, LCC shall make recommendations to UbiquiTel for each Master Lease Opportunity, or for sites within any Master Lease Opportunity which LCC believes may expedite development of the network and which should be further considered.

       5.1.3 In any case where the owner of a Master Lease Opportunity site is likely to require or may prefer its own form of lease agreement, LCC shall obtain an unexecuted copy of the required or preferred lease or license agreement.

5.2    PRELIMINARY ZONING INVESTIGATION AND ANALYSIS

       5.2.1 Upon the issuance of a Search Ring, for all jurisdictions within which any search ringis likely to be located, LCC shall conduct a preliminary jurisdiction-level zoning investigation (the "Preliminary Zoning Investigation"), as described below, to research, analyze, document and record preliminary zoning information relevant to the proposed use. LCC shall consider this information, and in particular the zone locations which may be more favorable for candidate sites, in the design and overall development strategy for the project.

       5.2.2 LCC shall contact each relevant local land use jurisdictions in which any Search Ring is located to obtain zoning or other land use information that may be significant in the zoning strategy for development of the proposed use within that jurisdiction. Key zoning aspects, such as site development standards, land use policies, submittal requirements, processing timeframes, restrictions, the likelihood of moratoria or other regulatory delay, filing fees and hearing schedules, shall be considered as a part of the Preliminary Zoning Investigation.

       5.2.3 LCC shall prepare and provide to UbiquiTel, as part of the Site Candidate Information Package described in SECTION 5.3.2, a brief summary of key information determined in the Preliminary Zoning Investigation. This summary shall include:

                     (a)    Land use designations.

                     (b) Applicable site development standards such as height restrictions, setbacks, screening requirements and site area coverage limits.

                     (c) Application requirements, the approval process and the estimated timeframe necessary to achieve zoning approvals, including periods for appeals.

                     (d) Names, addresses, phone and position of contact(s) in each relevant department.

       5.2.4 LCC shall develop and recommend strategies and tactics for zoning or other land use approvals that will be required based upon the Preliminary Zoning Investigation and other information.

       5.2.5 LCC shall notify UbiquiTel of any areas or zones considered to be "difficult-to-zone", and shall make reasonable attempts to avoid dependence on them as a part of the system design.

5.3    CANDIDATE SITE IDENTIFICATION, QUALIFICATION AND SELECTION

       5.3.1 Upon issuance of the Search Ring, LCC shall perform a field search for qualified sites meeting UbiquiTel's approved criteria. For each Search Ring, LCC shall identify up to three (3) qualified candidate sites which LCC believes meet the approved criteria.

              Notwithstanding the foregoing, LCC shall not be obligated to identify or to provide other services for more than one (1) candidate site in any Search Ring unless additional candidates are required in order to identify at least one qualified candidate that ultimately is acceptable as the Primary Site Candidate (as defined in SECTION 5.3.6) for that Search Ring.

       5.3.2 Except in cases where the respective information is not readily available (in which case LCC shall provide a brief explanation of the circumstances), LCC shall provide a Site Candidate Information Package (the "SCIP") for each identified candidate site. The SCIP shall contain relevant preliminary physical, ownership, location and other information in order to assess the sites substantial acceptability and consistency with approved criteria and engineering parameters, and shall substantially include the following:

                     (a) Search Ring information such as site designation, name.

                     (b) Candidate property information such as location, address, latitude/longitude coordinates, approximate age of the structure, terrain (for raw land sites), number of floors, approximate roof or tower height and driving directions to the site.

                     (c) Ownership information such as name, address, phone and contact information for the owner (and owner's manager or representative, if applicable).

                     (d) Likely lease information such as estimated rent, land lease amount, approximate premise size available and lease feasibility comments.

                     (e) Access information such as hours and days of access to premise access contact information, elevator capacity and size, availability of access road, presence of loading dock and availability for crane operating space if necessary.

                      (f) RF characteristics of the site such as approximate structure height, recommended height of antenna and Rad Center, notations of observable obstructions, likely antenna mounting heights, presence of other AM, microwave or other communications facilities, RF emitters, and high voltage lines.

                      (g) Preliminary zoning information such as name, address, phone and contact for zoning agency, zoning classification in which the property is located, approval process and general processing timeframe, and basic zoning development standards and restrictions such as height and setback limits.

                     (h) Approximately four (4) representative photographs taken from the site and four (4) representative photographs taken of the property from off-site.

                     (i) Other key relevant information that might affect the feasibility and acceptability of the site.

       5.3.3 LCC shall perform preliminary site-specific zoning research and review for each identified candidate. LCC shall visit the site and meet with appropriate representatives of the principal local land use and zoning authority to discuss the proposed use and to determine the relevant zoning environment affecting the site and the proposed use. As a part of this research, LCC shall use reasonable efforts to obtain copies of applicable zoning codes, zoning application forms, application and hearing processes and procedures and application fee amounts. Upon completion of the research, all relevant data shall be stored and summarized as a part of the SCIP described above.

       5.3.4 LCC shall coordinate and attend a site qualification visit (commonly referred to as the "Caravan Visit") for each candidate site, if required, to make an on-site review of the property, to obtain other relevant information not previously ascertained in the initial site search, and to determine any further conditions which might affect the site's acceptability or feasibility.

       5.3.5 LCC shall review all data collected during the initial field search, the investigations for qualified candidates, and the Caravan Site Visits in order to ensure that it is adequately informed of the site to enable LCC to make reasonable recommendation of the site's acceptability and relative ranking (as described below) to UbiquiTel.

       5.3.6 Upon review and analysis of all known information affecting the site, LCC shall complete a relative ranking of each site among the others within the respective Search Ring. This relative ranking will take into consideration all known zoning, construction, RF (without drive test), lease and cost characteristics of the site in the context of approved design and business parameters. This ranking shall result in designation of one (1) of the candidate sites as the site which LCC recommends for UbiquiTel's acceptance (the "Primary Site Candidate"). In cases where identification of only one candidate site is necessary in order to produce an acceptable Primary Site Candidate, LCC shall, nevertheless, complete a ranking of the site taking into consideration the aspects above even though only one site is considered.

       5.3.7 Upon completion of any drive test of the Primary Site Candidate as described in SECTION 4.0 (RF Engineering Services), LCC shall notify

              UbiquiTel of the findings and recommendations for approval of the Primary Site Candidate for acceptance. UbiquiTel's written approval of the Primary Site Candidate shall be deemed as authorization to proceed with the review of title and lease negotiations.

       5.3.8 Upon request by UbiquiTel, for each approved Primary Site Candidate, LCC shall order, receive and review a preliminary title report and all relevant underlying documents of record that might have an impact on the site and the intended use. LCC shall advise UbiquiTel of any identified adverse title conditions and make recommendation to UbiquiTel for remedy of such conditions if UbiquiTel elects to proceed with lease of the site. The preliminary title report shall contain and address information customarily included in a preliminary report in accordance with the standards of the American Land Title Association. A copy of the preliminary title report and all documents of record, together with LCC's summary of the conditions of title for the site (collectively referred to as "Preliminary Title Documents"), shall be provided to UbiquiTel.

5.4    SITE LEASING

       5.4.1 Prior to the commencement of the work, UbiquiTel shall provide LCC with a summary of terms and alternative lease provisions which UbiquiTel considers acceptable and which LCC shall be authorized to utilize and rely upon in lease negotiations.

       5.4.2 Prior to the commencement of the work, UbiquiTel shall provide LCC with details and specifications on UbiquiTel's equipment, including size and weight, and the Approved Site Criteria.

       5.4.3 At UbiquiTel's request, LCC shall assist UbiquiTel in the development of standard-form lease contracts and other documentation for use in the project.

       5.4.4 Prior to the commencement of leasing, UbiquiTel shall designate a point of contact authorized to act on UbiquiTel's behalf in all lease matters, including approval of lease terms and the execution of lease documents.

       5.4.5 Upon approval by UbiquiTel of the Primary Candidate Site, LCC shall enter into lease negotiations with the property's owner or the owner's authorized representative, using a form of lease mutually agreed by LCC and UbiquiTel.

       5.4.6 LCC shall coordinate with Architectural & Engineering consultant ("A&E Consultant") in the A&E Consultant's preparation of preliminary "design-definitive" plans to the extent such plans are required for lease exhibits and shall request such plans in a timely manner.

       5.4.7 LCC shall continue to pursue lease negotiations until approval of lease terms by UbiquiTel and the property owner and delivery to UbiquiTel of an Executable Lease. For the purposes of this paragraph, an Executable Lease shall mean a lease which (i) has been signed by the landlord, and (ii) which contains terms previously approved by UbiquiTel or which meet UbiquiTel's previously approved criteria, and (iii) which is in a condition to be signed by UbiquiTel without further approval of the landlord and (iv) does not require extended negotiations. If, in LCC's reasonable professional judgment, negotiations are not likely result in an Executable Lease, or that consummation of the lease may take an inordinate amount of time, LCC shall notify UbiquiTel, in which case UbiquiTel shall advise LCC of it's election to terminate negotiations or continue negotiations as an Out-of-Scope Service.

       5.4.8 For the purposes of all sites identified as a part of a new Master Lease Opportunity (as defined in SECTION 5.1) the performance of LCC's Services in this SECTION 5.4 shall apply on a site-by-site basis for individual site licenses or leases only and shall not include the negotiation of the actual master lease agreement. Upon UbiquiTel's request, LCC shall, as an Out-of-Scope Service pursue negotiations of a master lease for sites identified as a Master Lease Opportunity until approval of terms by UbiquiTel and the property owner and delivery to UbiquiTel of an executable master lease.

       5.4.9 Upon request by UbiquiTel, LCC shall, as an Out-of-Scope Service, order and coordinate delivery to UbiquiTel a policy of title insurance from a title insurer acceptable to UbiquiTel and subject to terms and conditions acceptable to UbiquiTel.

5.5    ZONING

       5.5.1 LCC shall secure the property owner's signature on any zoning documents for which the owner's signature may be required.

       5.5.2 LCC shall coordinate with A&E Consultant in the Consultant's preparation of site plans or other exhibits to the extent such plans and exhibits are required for zoning applications. LCC shall supervise Consultant's in the preparation of photo simulation.

       5.5.3 LCC shall prepare and submit all required land use applications associated with required land use approvals.

       5.5.4 LCC shall attend scheduled meetings with zoning authorities, citizens groups and the business community as reasonably required to complete the processing of zoning applications through the approval and appeals. In cases where no discretionary zoning approval is required, LCC shall provide evidence to UbiquiTel that no such approval is required.

       5.5.5 LCC shall coordinate the services of all third-party professionals necessary to support the zoning approval process. Such services may include, A&E services required to complete plans and exhibits for zoning applications, specialists necessary to address safety or environmental issues, geotechnical and regulatory compliance specialists, expert witnesses, legal counsel, and other similar technical support services.

       5.5.6 LCC shall provide to UbiquiTel copies of all zoning applications, exhibits, zoning permits, records of approval and key correspondence (collectively "Site Zoning Documents").

5.6    FAA/FCC ANTENNA STRUCTURE REGISTRATION COMPLIANCE

       5.6.1 For each Primary Candidate Site, UbiquiTel shall prepare and provide to LCC, or cause to be prepared and provided, a new survey statement letter with a minimum tolerance of "2-C".

       5.6.2 For each new UbiquiTel-owned communication tower (referred to herein as a "rawland" site), and for all cases where the height of a non-UbiquiTel tower is increased, LCC will supervise and manage preparation of an airspace analysis report from a third-party airspace consultant approved by UbiquiTel and its affiliates, if any, including Sprint PCS (the "Approved Airspace Consultant") based on surveyed data with a minimum tolerance of "2-C". UbiquiTel shall provide to LCC, or cause to be provided, a list of all such airspace consultants approved by UbiquiTel and its required affiliates.

       5.6.3 For each new site involving co-location on an existing communication tower site or a new communication tower site not owned by UbiquiTel, LCC shall obtain a copy of the antenna structure owner's FAA/FCC compliance documentation prior to construction approval to mount the antennas. This will include a copy of the owner's FAA determination and FCC Antenna Structure Registration (FCC Form 854R), if FAA notice is required, or the owner's airspace consultant's analysis report that identifies that FAA notice is not required. If such documentation cannot be reasonably obtained by LCC, LCC shall supervise and manage the preparation of an airspace analysis report by an Approved Airspace Consultant.

       5.6.4 If FAA notice is required to be filed by UbiquiTel, LCC shall supervise the preparation, filing and tracking of the required documentation, including FAA Form 7460-1, by an Approved Airspace Consultant.

       5.6.5 When the FCC requires a UbiquiTel site to be registered in the FCC Antenna Structure Registration database, LCC will (i) prepare and file FCC Form 854 (Antenna Structure Registration) prior to the commencement of construction and (ii) notify the FCC within twenty-four hours of when the Antenna Structure is fully constructed.

       5.6.6 LCC shall coordinate and ensure substantial compliance of any construction-related FAA requirements including, but not limited to, any FAA-required (or voluntary) lighting and/or marking, lighting surveillance, and backup for commercial power. UbiquiTel shall provide to LCC specifications for any such construction-related requirements required by UbiquiTel, or any of its affiliates including Sprint PCS.

       5.6.7 For all sites, UbiquiTel shall cause its Construction Manager to comply with the requirements and procedures of Sprint PCS relating to post-construction height verification including, but not limited to preparation of, and immediately providing (within 24 hours of the completion of the antenna structure construction) to LCC, a completed Post-Construction Height Verification Form (the "PCHV Form"), the form and content of which shall be provided by UbiquiTel. LCC shall review the completed PCHV Form and notify UbiquiTel or its Construction Manager, in writing, of any apparent non-conformance with FAA requirements, or of LCC's approval of the PCHV Form.

5.7    AM TOWER COMPLIANCE

       5.7.1 In accordance with the requirements of Title 47 CFR Section 22.371, LCC shall determine if each site is listed in the FCC's AM Radio Station database as being located within coordination distance required for AM Tower compliance.

       5.7.2 If the site is listed as being located within the coordination distance, LCC shall supervise and manage an analysis by a vendor approved by UbiquiTel and any required affiliates to determine the required action necessary to achieve compliance (such as notifying AM Radio operators of the proposed site, conducting pre/post-construction measurements, and installation of detuning hardware on the proposed communication tower structure).

       5.7.3 LCC shall notify UbiquiTel's Construction Manager of any required compliance procedures.

5.8    FCC NEPA LAND USE COMPLIANCE

       In accordance with the requirements of the National Environmental Policy Act of 1969 ("NEPA") contained in Title 47 CFR Section 1 - Subpart I and any other environmental procedures of UbiquiTel or its affiliates including Sprint PCS, LCC shall provide NEPA Land Use Compliance services in accordance with Title 47 CFR Section 1.1307(a) (referred herein as "NEPA Land Use Requirements") as follows:

       5.8.1 LCC shall supervise and manage an investigation by a third-party environmental consultant, acceptable to UbiquiTel, (an "Acceptable Environmental Consultant") to determine the NEPA land use issues for each Primary Candidate Site and the completion of a NEPA Land Use Checklist form to be provided by UbiquiTel. LCC shall review the completed NEPA Land Use Checklist for completeness and consistency with NEPA Land Use Requirements and provide the completed NEPA Land Use Checklist to UbiquiTel.

       5.8.2 If the NEPA Land Use Checklist indicates a potential environmental impact under NEPA Land Use Requirements, LCC shall notify UbiquiTel. If UbiquiTel elects to proceed with development of the subject site notwithstanding any potential impacts, LCC shall supervise and manage the preparation and filing of an Environmental Assessment (the "EA") with the FCC by an Acceptable Environmental Consultant. LCC shall coordinate the preparation and filing of the EA with the designated representative of Sprint PCS (External Affairs Department).

       5.8.3 If the ground will be disturbed by any work at the site, LCC shall supervise and manage preparation by an Acceptable Environmental Consultant a "Phase I Environmental Site Assessment" report in accordance with ASTM Standard E1527-97. For co-location sites, this requirement shall be waived if LCC obtains and provides a copy of the landlord's or other tenant's Phase I Environmental Site Assessment report and the report was prepared within the previous three years and no significant changes to the site condition have occurred since the report was prepared.

5.9    SITE ACQUISITION, ZONING AND REGULATORY COMPLIANCE SERVICES DELIVERABLES

       5.9.1  List of Master Lease Opportunities, if any as identified in
              SECTION 5.1.3.
       5.9.2 Site Candidate Information Package (SCIP) as described in SECTION 5.3.2.
       5.9.3 Recommendations for approval of Primary Site Candidate as described in SECTIONS 5.3.6 AND 5.3.7.
       5.9.4  Preliminary Title Documents as described in SECTION 5.3.9.
       5.9.5 Executable lease for each approved Primary Site Candidate as described in SECTION 5.4.6.
       5.9.6  Site Zoning Documents as described in SECTION 5.5.6.
       5.9.7 Antenna Structure owner's FAA and FCC Compliance Documentation or, if required, an Airspace consultant's airspace analysis report in accordance with SECTION 5.6.2. and SECTION 5.6.3
       5.9.8  Any documentation required to be filed with the FAA pursuant to
              SECTION 5.6.4.
       5.9.9  Any documentation required to be filed with the FCC pursuant to
              SECTION 5.6.5.
       5.9.10 Any documentation sent to UbiquiTel or its Construction Manager regarding LCC's approval of the PCHV form pursuant to SECTION 5.6.7.
       5.9.11 Any documentation required to determine AM Radio compliance pursuant to SECTION 5.7.
       5.9.12 Notification of non-compliance or compliance and acceptance of the Post-Construction Height Verification Form pursuant to SECTION 5.6.7.
       5.9.13 NEPA Land Use Checklist as described in SECTION 5.8.1.
       5.9.14 FCC Environmental Assessment application, if required pursuant to
              SECTION 5.8.2.
       5.9.15 Phase I Environmental Site Assessment report, if required, or any assessment previously prepared by others pursuant to SECTION 5.8.3.

6.0    SITE DESIGN MANAGEMENT AND PERMITTING

6.1    SITE CIVIL DESIGN

       6.1.1 LCC shall supervise and manage the third-party professional civil surveyor in the preparation of 2-C surveys to be used in the preparation of the A&E Drawings, as described below.

       6.1.2 LCC shall provide to UbiquiTel a 2-C survey for each approved Primary Site Candidate site to be used in the preparation of the A&E Drawings, as described below prepared by a third-party professional civil surveyor duly licensed or registered in the state in which the site is located.

       6.1.3 LCC shall supervise and manage any third-party professional geotechnical consultants in the investigation, analysis and preparation of reports, drawings, specifications and recommendations on the site's subsurface conditions, footing and foundation design, pile specification and design, and other relevant geotechnical aspects of the site and its contemplated use.

       6.1.4 LCC shall supervise and manage any third-party professional structural consultants in the investigation, analysis and preparation of reports, drawings, specifications and recommendations on the site's structural conditions, roof or structural loading, structural adequacy and capacities, the design of all relevant structural members, and other relevant structural characteristics of the site and its contemplated use.

       6.1.5 LCC shall supervise and manage any third-party professional electrical and mechanical consultants in the investigation, analysis and preparation of reports, drawings, specifications and recommendations of all relevant electrical and mechanical systems and other relevant electrical and mechanical characteristics of the site and its contemplated use.

       6.1.6 LCC shall supervise and manage the A&E Consultant in the preparation of all drawings and specifications for all civil construction (the "Construction Drawings") and all exhibits that may be necessary for lease and zoning applications (collectively, the "A&E Drawings").

       6.1.7 LCC shall provide A&E Drawings shall be in a format which shall include information customarily provided in typical site construction drawings such as, to the extent appropriate or applicable:

              (a) Detailed site plans indicating pertinent dimensioned data for layout of the site facilities.

              (b)    Equipment locations and details.

              (c)    Electrical panel location and details.

              (d)    Telco demarcation point and details.

              (e)    Antenna descriptions, locations, and details.

              (f)    Cable locations and details.

              (g)    Support pads, platform structures and related details.

              (h) Grounding system based on design based on provided documentation or instruction.

              (i)    Lightning protection system.

              (j)    Wave guide and ice bridge details.

              (k)    Fences and details.

              (l)    Access road and details.

              (m)    Lighting systems.

              (n)    Latitude and longitude coordinates.

              (o) Schematic elevation view including the structure height, antenna height and total height of structure.

              (p) Design and details of the equipment layout and support frame.

              (q) Details for other miscellaneous site work including fencing, gates, utility trenches, drainage, and gravel surfacing or paving.

              (r) Details for erosion control and protection of existing trees as required

              (s)    Route of telephone and electrical power services.

              (t)    FAA lighting/marking.

       6.1.8 UbiquiTel or its construction contractor shall obtain and provide to LCC the design parameters for the tower and tower foundation from the tower manufacturer.

       6.1.9 LCC shall require that Construction Drawings be signed by a civil Professional Engineer (P.E.), or an Architect registered in the state where the site is located and that up to 5 originally signed copies of the Construction Drawings are provided for permit applications (additional copies shall be a reimbursable expense).

       6.1.10 UbiquiTel or its Site Acquisition contractor shall arrange for reasonable access to each site at reasonable times and under reasonable conditions as necessary to conduct any on-site investigations in connection with the services in this section.

       6.1.11 UbiquiTel or its construction contractor shall provide adequate power, water or other utilities necessary to conduct any on-site investigations in connection with the services in this section.

6.2    BUILDING PERMIT APPLICATION AND PROCESSING

       6.2.1 LCC shall submit building permit applications, together with Construction Drawings, exhibits, and other information necessary to obtain building permits (collectively "Building Permit Documents").

       6.2.2 LCC shall supervise the processing of building permit applications, including coordination of plan submittal, retrieval, delivery and correction or amendment by the A&E Consultant as necessary to obtain final permit approval to an issuance-ready condition.

       6.2.3 LCC will assist the construction contractor as reasonably necessary in the final issuance of the building permit directly to the construction contractor from the local permitting authority.

6.3    SITE DESIGN MANAGEMENT AND PERMITTING DELIVERABLES

       6.3.1  The 2-C Civil survey as defined in SECTION 6.1.2.
       6.3.2 Geotechnical reports, drawings, specifications and recommendations as described in SECTION 6.1.3.
       6.3.3 Structural reports, drawings, specifications and recommendations as described in SECTION 6.1.4.
       6.3.4 Electrical and mechanical reports, drawings, specifications and recommendations as described in SECTION 6.1.5.
       6.3.5  A&E Drawings as defined in SECTION 6.1.6.
       6.3.6  Building Permit Documents as described in SECTION 6.2.2.


7.0    OTHER SERVICES

    LCC may perform such other services in support of the design, implementation, deployment or operation of wireless telecommunications networks as mutually agreed upon authorization by Work Authorization.

                                     EXHIBIT B

                                 PRICE AND PAYMENT


1      PRICE


Prices for work performed for each of the Services as specified in the Scope of Work shall be in accordance with the terms set forth herein unless otherwise specified in the Work Authorization. In addition to any pricing provisions referenced in the Scope of Work, the following shall apply:

       (1) FIXED PRICE. All fixed price amounts are on a per site basis unless otherwise specified and, in addition to the assumptions included in the individual discipline sections herein, assume the following:

              (a) Services are provided within a period mutually agreed upon by UbiquiTel and LCC as reflected in the Work Authorization. Pricing will be subject to change in accordance with the terms of the Scope of Work and the Terms and Conditions.

              (b) UbiquiTel must complete all of its obligations in a timely manner including decisions and approvals and other responsibilities as listed in Attachment 1 to the Scope of Work.

              (c) One or more Services is performed for all of UbiquiTel's sites in a given market.

              (d) Reimbursable expenses and expenses paid directly by UbiquiTel are not included in the Fixed Price.

              (e) The following circumstances exist: (i) up to three (3) qualified candidates per Search Ring, (ii) no force majeure or other events set forth in Section 3.1.3 of Exhibit B, (iii) timely delivery of any of UbiquiTel's or any of its contractors, representatives or agents, deliverables (iv) commercially reasonable lease negotiation periods and (v) no redesign or reperformance of work at UbiquiTel's request unless due to LCC's failure to perform its obligations. In the event of any of the foregoing circumstances and for the performance of all Out-of-Scope Services, LCC will bill UbiquiTel on a time-and-expenses ("T&E") basis unless otherwise mutually agreed in writing.

       The Fixed Price is for Services performed in the Additional Markets. In the event LCC performs Services in subsequent markets, pricing may be adjusted by mutual agreement for those markets on a market by market basis.

       (2) REIMBURSABLE EXPENSES. LCC shall be reimbursed for expenses, which shall include all reasonable travel expenses to and from market, copying and office supplies, maps, cell phone charges not to exceed an amount equal to $250 per person per month, not including 10% markup, as well as other expenses designated as reimbursable herein in an amount equal to actual costs plus 10%. The reimbursable expenses designated herein constitute a reasonable estimation of the types of expenses that are likely to be incurred by LCC in performing the Services. UbiquiTel and LCC shall mutually agree on an approval process for such reimbursable expenses that takes into consideration the category and amount of the expense, and items not specifically enumerated herein.

       (3) EXPENSES PAID DIRECTLY BY UBIQUITEL. Certain expenses will be paid directly by UbiquiTel to third parties which LCC may be required to supervise and manage, or to other entities such as Governmental Agencies. Those direct paid expenses are listed herein to provide examples of the types of expenses which shall be directly paid by UbiquiTel. LCC will advise UbiquiTel in advance of the need of a direct paid expense to allow UbiquiTel to enter into a contract with a third party or to make other arrangements for payment. UbiquiTel will notify LCC of the execution of any third party contact. UbiquiTel will make payment directly to the third party. In the event that UbiquiTel requests payment to be made by LCC, or LCC is required by circumstances to advance payment on behalf of UbiquiTel for these items during the normal course of business, reimbursement shall be treated as a reimbursable expense.


              UbiquiTel shall also pay directly any costs associated with the setup, furnishing, equipping and operation of the project offices, including rent, utilities, telephone, furnishing, equipment, required services, and other reasonable expenses customarily associated with project and market office operation and reasonable costs and expenses associated with the security and protection for LCC's personnel and property.

       (4) ADDITIONAL OR OUT OF SCOPE SERVICES. Unless otherwise specified in a work authorization or otherwise mutually agreed, for additional services or services that are Out-of Scope Services (as defined in the Scope of Work), LCC will provide the requested services on a T&E basis at the hourly rates listed in Attachment
              1. In addition to the hourly rate or unit price, in connection with any additional or Out-of-Scope Services, reasonable travel costs to include lodging, transportation, meals, and telecommunications as well as reimbursable expenses as described above will be reimbursed to LCC at actual cost plus 10%.

       (5) PARTIAL-SERVICE SITES. All Partial-Service Sites shall be billed on a T&E basis at the rates specified in Attachment 1 unless otherwise specified in a work authorization or otherwise mutually agreed.

1.1    PROGRAM MANAGEMENT SERVICES

       UbiquiTel shall pay LCC for the Program Management Services set forth in the Scope of Work, Section 2.0 as follows:

FIXED PRICE:

       $18,750 per month per each Additional Market.



REIMBURSABLE EXPENSES:

       All expenses described in Section 1.0 and as otherwise mutually agreed.


Expenses Paid Directly by UbiquiTel:



       All expenses described in Section 1.0 and as otherwise mutually agreed.

1.2    FIXED NETWORK ENGINEERING SERVICES

       UbiquiTel shall pay LCC for the Fixed Network Engineering Services described in the Scope of Work as follows:

FIXED PRICE:

       $ 35,000/switch for Mobile Switching Center (MSC) Location Analysis and Configuration $ 2,125/site plus $ 15,000/market area for Backhaul and Interconnection Design and Dimensioning

       $ 1,500/site for Cellsite Commissioning and Integration

       $ 210,000/switch for Switching Network Implementation Management and Coordination

Work performed as a result of any delays caused by equipment delivery delay or other delay that affects the schedule shall be paid on a T&M basis.

Microwave implementation and commissioning shall be an Out-of-Scope Service.


REIMBURSABLE EXPENSES:

       All expenses described in Section 1.0 and as otherwise mutually agreed.




EXPENSES PAID DIRECTLY BY UBIQUITEL:


       All expenses described in Section 1.0 and as otherwise mutually agreed.

1.3    RF ENGINEERING SERVICES

       LCC will be compensated for the RF Engineering Services described in the Scope of Work as follows:

FIXED PRICE:                $ 8,800.00/site

This price per cell site is based upon LCC providing turnkey RF engineering services for all of the UbiquiTel markets.

The fixed price is based upon services being performed up to the amounts as identified below. Services in excess of these amounts will be performed as an Additional Service.

       1.     Initial Design Coverage Redesigns: 20% of the Sites
       2.     Zoning assistance:                 80% of the Sites (3 hrs/site-2
                                                 meetings)
       3.     Intermod Study:                    80% of the Sites
       4.     Redesign during System             20% of the Sites
              Implementation
       5.     Drive Testing:                     60% of the Sites
       6.     Compliance (NEPA) Study:           (3 hours per site)

REIMBURSABLE EXPENSES:

       A. Expenses for cranes and other unusual hoisting equipment and riggers.

       B. Hardware and field measurement required for the measurement of data for the NEPA study of the compliance task. It is assumed that a very small number of sites will actually need to be measured and for most cases analysis will be sufficient.

       C. License for the planning tool for propagation modeling. LCC will bill UbiquiTel for the propagation tool license, hardware and any software necessary to operate the propagation tool on a monthly basis at a rate of $2251.00 per work station as follows:


               Northern California            1 license, 1 workstation
               Spokane, Washington            No license or workstation
                                              required
               Idaho                          3 licenses, 3 workstations
               Logan, Utah                    No license or workstation
                                              required
                                              (Included in Idaho
                                              Market)*
               Southern Utah/Nevada           No license or workstation
                                              required
                                              (Included in Idaho
                                              Market)*
               Indiana/Kentucky               3 licenses, 3 workstations

               * LCC will provide 3 licenses for the Idaho market, 2 for Idaho and 1 for Utah/Nevada

       Plotter and Printer. For those markets in which LCC will provide UbiquiTel plotters and printers, LCC will charge UbiquiTel on a monthly basis for the cost of 1 plotter and 1 printer at $860.00 per month per market.
The parties mutually agree to UbiquiTel's purchase of plotters and printers for certain markets.

EXPENSES PAID DIRECTLY BY UBIQUITEL:


       All expenses described in Section 1.0 and as otherwise mutually agreed.

1.4    SITE ACQUISITION, ZONING AND REGULATORY COMPLIANCE  SERVICES


       Except as otherwise specified herein, UbiquiTel shall pay LCC for the Site Acquisition, Zoning and Regulatory Compliance Services described in the Scope of Work as follows:

FIXED PRICE:                       $15,783/site


REIMBURSABLE EXPENSES:

       A. Zoning ordinances, photo simulations, viewshed analysis, zoning application fees, and insurance performance bonds.

       B.     Film and Developing

       C. Expenses for cranes or other unusual hoisting equipment and riggers





EXPENSES PAID DIRECTLY BY UBIQUITEL:

       A. Lease payments, option payments, property purchase costs, deposits, application fees, review charges or other acquisition expenses required by, or paid to, a third-party in connection with acquisition of the site.

       B. Third party title services including preliminary title reports, title chains, title policies, and providing of record documents.

       C. Filing fees, deposits, inspection fees, and other charges paid directly to regulatory agencies, utility providers or other governmental or quasi-governmental entities in connection with zoning, permitting, inspection, service commitments, utility services, environmental review, or other processes for which an agency assesses charges.

       D. Except as may be specified in any Work Authorization, all third-party professional or vendor fees including but not limited to civil surveyors, geotechnical consultants, structural consultants, electrical consultants A&E consultants, electrical consultants, mechanical consultants, airspace consultants, legal or other specialized services in connection with preparation and filing of FAA Applications or FCC notifications, environmental consultants, AM Tower Compliance consultants or vendors, NEPA land use environmental consultants, zoning experts, expert witnesses, legal counsel, graphic artists, site planners, litigation support, and similar support functions or specialists in connection with unusual or atypical zoning or permit applications.

1.5    SITE DESIGN MANAGEMENT AND PERMITTING SERVICES


       Except as otherwise specified herein, UbiquiTel shall pay LCC for the Site Design Management and Permitting Services described in the Scope of Work as follows:

FIXED PRICE:                       $12,860/site


The entire Fixed-Price fee above, together with any reimbursable expense amounts, including any portion thereof which may by attributable to the A&E Drawings, shall be payable for all sites, regardless of whether zoning or leasing exhibits are required for the site.




REIMBURSABLE EXPENSES:

       A.     Film and Developing
       B.     Expenses for crane or other unusual hoisting equipment and riggers



EXPENSES PAID DIRECTLY BY UBIQUITEL:

       A. Except as may be specified in any Work Authorization, all third-party professional or vendor fees including but not limited to civil surveyors, electrical consultants, mechanical consultants geotechnical consultants, electrical consultants, structural consultants, airspace consultants, legal or other specialized services in connection with preparation and filing of FAA Applications or FCC notifications, environmental consultants, AM Tower Compliance consultants or vendors, and NEPA land use environmental consultants.

2.0    PAYMENT


All payments will be made in accordance with the terms of the Agreement unless otherwise provided herein.


2.1    FIXED PRICE SERVICES

       All Fixed Price Services shall be billed monthly by LCC to UbiquiTel for Services performed in the previous month, at the rates set forth in Attachment 1. The monthly billings shall not exceed the respective total fixed price amounts set forth herein for each site.

       Upon completion of each specific category of Services for all sites in any given Work Authorization (for example, upon completion of Site Acquisition, Zoning and Regulatory Compliance Services and notwithstanding those sites for which Services cannot be completed due to events beyond LCC's reasonable control), LCC shall invoice UbiquiTel the balance of the Fixed Price amount not yet paid. Such amounts shall be due and payable in accordance with the terms set forth above.

       In the event the Agreement, or any of the requested Services for a particular site or market is terminated, UbiquiTel shall pay LCC for the full amount of the Services performed to the date of termination.

2.2    REIMBURSABLE EXPENSES

       LCC shall invoice reimbursable expenses on a monthly basis as incurred.

       LCC reserves the right to request an advance payable upon execution of this agreement for such reimbursable expenses.



2.3    ADDITIONAL OR OUT OF SCOPE SERVICES

       LCC shall invoice for these services on a monthly basis.

                                     EXHIBIT C

                          ADDITIONAL TERMS AND CONDITIONS



1.0    GENERAL

The terms and conditions set forth in this attachment are in addition to the terms and conditions of the Agreement and shall apply to the Services provided to UbiquiTel for the Additional Markets authorized by a Work Authorization.


2.0    PENALTY/BONUS

3.1    PENALTY FOR FAILURE TO MEET DELIVERY MILESTONE DEADLINE DATE

       3.1.1 LCC shall perform of all Fixed Network Engineering, RF Engineering, Site Acquisition, Zoning, Regulatory Compliance, Site Design Management and Permitting Services under each Work Authorization on or prior to the date(s) shown as "Delivery Milestone Deadline Date" in the Work Authorization. Program Management Services, if any, will be completed in accordance with the Master Schedule.

       3.1.2 Except as otherwise provided herein, in the event LCC fails to complete the all of the Services requested for a particular market in the respective Work Authorization on or before the Delivery Milestone Deadline Date (due wholly to LCC's fault), LCC's compensation shall be reduced by the amount of Five Thousand Dollars ($5,000.00) only for each site that was not completed by the Delivery Milestone Deadline Date.

       3.1.3 LCC shall not be penalized or have any liability for a delay in its performance if such delay is the result of (i) delays beyond LCC's reasonable control, (ii) UbiquiTel's, or its affiliates, representatives, agents, or contractor's, failure to deliver any of the deliverables or complete any of the responsibilities set forth on Attachment 1 to the Scope of Work in a timely manner,
              (iii) the failure on the part of any UbiquiTel employee or affiliate, representative, agent, or contractor assigned to support LCC's performance to perform his/her responsibilities in a professional, competent and timely manner, (iv) a delay caused by UbiquiTel's request for Out-of-Scope Services that adversely affects LCC's ability to perform on or before the Delivery Milestone Deadline Date-, (v) force majeure, which shall include, without limitation, acts of God (including unforeseen or weather conditions that prelude or significantly hinder LCC in performing its services), earthquakes, unavoidable accidents, laws, rules, regulations or orders of government authorities, government moratoria, acts of war, hostilities, blockades, civil disturbances, embargoes, strikes or other similar events or cause or (vi) if a Search Ring for any site is issued more than thirty
              (30) days after commencement of the Services under a Work Authorization (except if caused by LCC's failure to perform its obligations).

       3.1.4 If a Search Ring is issued as a replacement for a previously issued, terminated cancelled or failed Search Ring (except if caused by LCC's failure to perform its obligations) such Search Ring shall be considered an entirely new Search Ring with a new mutually agreed Delivery Milestone Deadline Date.

       3.1.5 A Delivery Milestone Deadline Date shall be amended and extended in the event of any of the circumstances described in Section
              3.1.3 or if the parties otherwise agree in writing to an amendment to such dates.

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       3.2    BONUS FOR EARLY DELIVERY MILESTONES

       3.2.1 Each Work Authorization shall set forth the Early Delivery Date. In the event LCC completes the Services authorized in the Work Authorization for 80% of the sites by the Early Delivery Date, LCC shall be eligible for an Early Delivery Bonus in the amount of Two Thousand Dollars ($2,000.00) per site. In the event completion of a Service is delayed beyond the Early Delivery Date for reasons beyond LCC's control, and provided that LCC has performed all of its authorized Services in a timely manner in order to meet the Early Delivery Date, then the Early Delivery Bonus will still be paid upon completion of the Service.

       3.2.2 If a Search Ring is issued as a replacement for a previously issued, terminated cancelled or failed Search Ring (except if caused by LCC's failure to perform its obligations) such Search Ring shall be considered an entirely new Search Ring for the purposes of the Early Delivery Date.

       3.2.3 The Early Delivery Date shall be amended and extended in the event of any of the circumstances described in Section 3.2.2 or if the parties otherwise agree in writing to an amendment to such dates.